Exhibit 23.01

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
    Arbitron Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-56826) on Form S-8 of Arbitron Inc. of our report dated June 6, 2002, relating to the statement of net assets available for benefits of the Arbitron 401(k) Plan as of December 31, 2001, and the related statement of changes in net assets available for benefits for the period from March 30, 2001 (date of inception) to December 31, 2001 and related supplemental schedule of assets (held at end of year) as of December 31, 2001, which report appears elsewhere in this Form 11-K of the Arbitron 401(k) Plan.

/s/ KPMG LLP

Baltimore, Maryland
June 27, 2002

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